Exhibit 10.1

Director Compensation Policy

Overview

The Board of Directors of Premier, Inc. (“Premier”) has approved the following Director Compensation Policy (“Policy”) to provide an incentive to attract and retain the services of qualified persons to serve as directors.

Objectives

This Policy is designed to achieve the following key objectives:

•	Align the interests of the non-employee directors (as defined below) and stockholders
•	Support overall organizational objectives and encourage the creation of stockholder value
•	Attract and retain high quality talent
•	Reflect the broad spectrum of talent and diverse sources of market data
•	Target median competitive pay levels
•	Be simple to understand and administer

Eligibility

This Policy shall apply to each director of the Board of Directors of Premier, Inc. (the “Board”) who is not an employee of, or compensated consultant to, Premier or any of its Affiliates (a “non-employee director”). Employees of Premier, Inc., Premier Healthcare Solutions, Inc., Premier Supply Chain Improvement, Inc. or their respective affiliates are not eligible to receive compensation under this Policy. The table below sets forth compensation levels for all Directors.

Compensation Element	Compensation Amount
Annual Board Cash Retainer[1]	$80,000
Annual Equity or Cash Award[2]	$125,000/$100,000[2]
Ad Hoc Meeting Fee (per meeting)[3]	$1,000
Committee Meeting Fee (per meeting)	$1,500
Additional Audit and Compliance Committee Chair Retainer	$15,000
Additional Compensation Committee Chair Retainer	$15,000
Additional Nominating and Governance Committee Chair Retainer	$7,500
Additional Member Agreement Review Committee Chair Retainer	$7,500
Additional Finance Committee Chair Retainer	$7,500
Short-term Ad Hoc Committee Chair Retainer	$5,000
Additional Board Chair Annual Cash Retainer	$60,000

1)	Includes compensation for in-person meetings and telephonic meetings.
2)	Annual Equity Award is payable in restricted stock units (RSUs). Directors that certify in writing that they are prohibited by their organizations from receiving equity-based compensation from Premier will receive an annual cash award of $100,000 in lieu of equity compensation.
3)	Payment of $1,000 will be made for participation in any ad hoc meetings with Board members to discuss Board matters that are at least one hour in duration and are in addition to standard preparation meetings or calls with the Board Chair or a Committee Chair.

Equity Grants

Each Director shall be granted under Premier’s 2013 Equity Incentive Plan or any successor plan (the “Equity Plan”) restricted stock units (“RSUs”) for shares of Premier’s Class A common stock each year at the annual meeting of the Board following Premier’s annual meeting of stockholders (the “Annual Grant”). A Director joining the Board after the most recent Annual Grant, shall be entitled to a pro-rated grant based upon the number of days of service expected prior to the next Annual Grant (assuming the next Annual Grant date will be the anniversary date of the last Annual Grant) divided by 365. The number of shares subject to the RSUs shall be determined based on the closing price of a share as of the grant date. The RSUs shall vest one year from the date of grant, subject to the Director’s continued service on the Board. The grants shall vest in full immediately upon a Change in Control (as defined in the Equity Plan). Equity grants under this Policy are subject to the Premier, Inc. Stock Ownership Guidelines.

Annual Cash Awards (in lieu of Equity Grants)

Directors who are prohibited by their respective organizations from receiving equity-based compensation from Premier shall be granted an annual cash award of $100,000 in lieu of equity compensation each year at the annual meeting of the Board following Premier’s annual meeting of stockholders (the “Annual Award”). A Director must certify, in writing, that his or her employer prohibits the receipt of equity-based compensation from Premier to be eligible for an Annual Cash Award. A Director joining the Board after the most recent Annual Award, shall be entitled to a pro-rated award based upon the number of days of service expected prior to the next Annual Award (assuming the next Annual Award date will be the anniversary date of the last Annual Award) divided by 365. The cash award shall vest one year from the date of grant, subject to continued service on the Board. The cash award shall vest in full immediately upon a Change in Control (as defined in the Equity Plan). Directors that are prohibited from receiving equity-based compensation shall not subject to the Premier, Inc. Stock Ownership Guidelines.

Payment Term for Cash Fees and Retainer

Cash payments to non-employee directors for Board and board committee service shall be paid quarterly in arrears as of the last day of each fiscal quarter. Non-employee directors shall receive cash compensation after first being elected or appointed to the Board on a pro-rated basis during the first fiscal quarter in which initially appointed or elected based on the number of days during which service is provided. If a non-employee director dies, resigns, or is removed during any quarter, he or she shall be entitled to a cash payment on a pro-rated basis through his or her last day of service.

Expense Reimbursement

Upon presentation of documentation of such expenses reasonably satisfactory to Premier, each non-employee director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and its committees or in connection with other business related to the Board. Each non-employee director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or one of its committees that are incurred in connection with attendance at meetings with Premier’s management. Each non-employee director shall abide by Premier’s travel and other policies applicable to company personnel.

Additional Services

On occasion, short-term ad hoc committees shall be formed to address a particular oversight need. In the event that an ad-hoc committee is formed, the committee chair shall be paid an annual retainer of $5,000 and committee members shall be paid on a per meeting basis similar to other committees.

The Board has the authority to provide additional compensation to directors for ad hoc requests that require a substantial amount of time and/or work. These ad hoc requests shall be compensated similar to ad hoc meetings at $1,000 per meeting, but not to exceed $8,000 for the duration of the specific event.

Additional Compensation

On an annual basis, each non-employee director shall have the ability to direct an amount of $1,000 to his or her selected not-for-profit organization during the holiday season in lieu of receipt of a holiday gift from Premier, Inc.

Policy Review / Amendments

The Compensation Committee or the Board shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy. This Policy may only be amended by the Board.

Approved by the Premier, Inc. Board of Directors on August 11, 2016

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